Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

South coast Financial Corporation

We consent to the incorporation by reference into the Registration Statements on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 2010 Employee Stock Purchase Plan (Registration Statement No. 333-167828) and the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154) of our report, dated March 12, 2015, relating to our audits of the consolidated financial statements of Southcoast Financial Corporation and subsidiaries, which appear in this Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Atlanta, Georgia

March 12, 2015